Exhibit 99.1

INTERNATIONAL BANCSHARES CORPORATION AGREES TO ACQUIRE
LOCAL FINANCIAL CORPORATION

LAREDO, TEXAS, January 22, 2004 - International Bancshares Corporation (Nasdaq: IBOC) and Local Financial Corporation (Nasdaq: LFIN) today announced that they have signed a definitive agreement pursuant to which IBOC will acquire LFIN for approximately $385 million in cash and stock.  The acquisition will increase IBOC’s assets to approximately $9.4 billion on a pro forma basis from $6.5 billion as of December 31, 2003, and will increase its number of branches from 109 to 161.

“We’re truly excited about our strategic acquisition of LFIN,” said IBOC’s Chairman, CEO & President, Dennis E. Nixon. “This transaction will dramatically increase our presence along the NAFTA - IH 35 corridor, and it fits ideally with our plans to deploy capital strategically and continue to expand our franchise. Both companies have shown a determination to maintain asset quality as well as a strong commitment to their customers and communities.  This merger presents a great opportunity for IBOC to expand its market presence, improve its earnings, and add earnings growth and stockholder value.”

Edward A. Townsend, LFIN’s Chairman and CEO, commented, “We believe our stockholders and customers will find great value in this transaction. IBOC brings strong resources, commercial lending, a strong international group and good community banking ideals that will add tremendous competitive strength in our marketplace.  Mr. Nixon and I share a similar philosophy that the success of organizations is dependent on the quality of their people and the value of their relationships.”

Under the terms of the merger agreement, LFIN stockholders will be entitled to elect to receive either cash or shares of IBC common stock valued at $22.00 (subject to adjustment in certain circumstances) for each share of LFIN common stock they own.  The election of LFIN’s stockholders will be subject to the requirement that 75% of LFIN’s shares be exchanged for cash and 25% be exchanged for IBC stock.

The transaction is expected to be immediately accretive to IBOC’s earnings per share.

The transaction is expected to close in the summer of 2004 and is subject to various closing conditions, including receipt of all requisite regulatory approvals and the approval of LFIN’s stockholders. The Boards of Directors of both IBOC and LFIN have approved the transaction.

IBC is a $6.5 billion multi-bank financial holding company headquartered in Laredo, Texas, with more than 100 facilities and over 200 ATMs serving 34 communities including Houston, San Antonio, Corpus Christi, McAllen, Brownsville, Port Lavaca, Zapata, Eagle Pass and several others in the central, southern and Gulf Coast regions of Texas.

LFIN is the $2.9 billion parent company of Local Oklahoma Bank, which provides a full range of commercial and personal banking services at 52 locations across Oklahoma. Its primary markets include Oklahoma’s largest population and business centers: Oklahoma City, Tulsa and Lawton, as well as cities from Miami in the northeastern corner of the state, to Elk City in the west and Ardmore in southern Oklahoma.

Other Information

IBOC and LFIN intend to file certain materials with the SEC, including a registration statement on Form S-4 concerning the transaction.  The Form S-4 registration statement will include a proxy statement/prospectus which IBOC and LFIN intend to mail to LFIN stockholders in connection with the transaction.  Investors and security holders of IBOC and LFIN are urged to read the proxy statement/prospectus when it becomes available because it contains important information about IBOC, LFIN and the transaction.  Investors and security holders may obtain a free copy of the proxy statement/prospectus (when it is available) at the SEC’s web site at www.sec.gov.  IBOC and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of LFIN in favor of the transaction.  Information regarding the interests of IBOC’s officers and directors and the interests of LFIN’s officers and directors in the transaction will be included in the proxy statement/prospectus.

This document and information on IBOC’s and/or LFIN’s website may contain forward-looking information (including information related to plans, projections or future performance of IBOC and its subsidiaries and planned market opportunities, employment opportunities and synergies from the acquisition of LFIN), the occurrence of which involve certain risks, uncertainties, assumptions and other factors which could materially affect future results.  If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, IBOC’s results could differ materially from IBOC’s and/or LFIN’s expectations in these statements.  Neither IBOC nor LFIN assumes any obligation and does not intend to update these forward- looking statements.  For further information, please see IBOC’s and LFIN’s reports filed with the SEC pursuant to the Securities Exchange Act of 1934, which are available at the SEC’s website at www.sec.gov .

* * * * * * *

For more information, contact:

Dennis E. Nixon
Chairman, CEO and President
International Bancshares Corporation
(956) 722-7611

Richard L. Park
Executive Vice President
Local Financial Corporation
(405) 841-2298